DESERT SUN MINING CORP.

MANAGEMENT INFORMATION CIRCULAR

AS AT AND DATED MARCH 7, 2005

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF DESERT SUN MINING CORP. (THE “CORPORATION”) OF PROXIES TO BE USED AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE CORPORATION (THE “MEETING”) TO BE HELD ON APRIL 20, 2005 AND AT ANY ADJOURNMENT THEREOF. References in this management information circular to the “Meeting” include references to any adjournment thereof. It is expected that the solicitation will be primarily by mail but proxies may also be solicited personally by regular employees of the Corporation at nominal cost. The cost of solicitation by management will be borne directly by the Corporation.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are directors of the Corporation. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM AT THE MEETING MAY DO SO either by inserting such person’s name in the blank space provided in that form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the office of the transfer agent indicated on the enclosed envelope not later than 48 hours (excluding Saturdays and holidays) before the time of holding the Meeting, or delivering it to the chairman on the day of the Meeting or adjournment thereof.

A proxy given pursuant to this solicitation may be revoked by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his attorney authorized in writing, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Meeting on the day of the Meeting, or adjournment thereof, or in any other manner permitted by law.

Voting of Proxies

Shares represented by properly executed proxies in favour of persons designated in the printed portion of the enclosed form of proxy WILL BE VOTED FOR EACH OF THE MATTERS TO BE VOTED ON BY SHAREHOLDERS AS DESCRIBED IN THIS MANAGEMENT INFORMATION CIRCULAR OR WITHHELD FROM VOTING OR VOTED AGAINST IF SO INDICATED ON THE FORM OF PROXY. WI{ERE NO CHOICE IS SPECIFIED, THE PROXY WILL CONFER DISCRETIONARY AUTHORITY TO BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, or other matters which may properly come before the Meeting. At the time of printing this management information circular management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Non-Registered Holders

Only registered shareholders of the common shares of the Corporation (the “Common Shares”) or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, shares beneficially owned by a holder who is not a registered holder (a “Non-Registered Holder”) are registered either:  (i) in the name of an intermediary with whom the Non-Registered Holder deals in respect of the Common Shares such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of selfadministered RRSPs, RRIFs, RESPs and similar plans (an “Intermediary”); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited of which the Intermediary is a participant). In accordance with the requirements of National Instrument 54-101, the Corporation will distribute copies of the Notice of Meeting, form of proxy, the supplemental mail list return card and this management information circular to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are then required to forward the materials to the appropriate Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in proxy-related materials, a request for voting instructions (the ‘Voting Instructions Form”) which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder who receives the voting instructions form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should so indicate in the place provided for that purpose in the Voting Instructions Form and a form of proxy will be sent to the Non-Registered Holder. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the Voting Instructions Form.

Voting Securities and Principal Holders Thereof

The authorized capital of the Corporation consists of an unlimited number of Common Shares. As of March 7, 2005, the Corporation had issued and outstanding 73,444,429 Common Shares.

The Corporation shall make a list of all persons who are registered holders of Common Shares on March 7, 2005, (the “Record Date”) and the number of Common Shares registered in the name of each person on that date. Each shareholder is entitled to one vote for each Common Share registered in his name as it appears on the list except to the extent that such shareholder has transferred any of his shares after the Record Date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns the shares and demands, not later than ten days before the Meeting, that his name be included in the list. In such case the transferee is entitled to vote his Common Shares at the Meeting.

To the knowledge of the directors and officers of the Corporation, as of the date hereof, no person beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights attached to the Common Shares.

Election of Directors

The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders of the Corporation, or any adjournment thereof, or until their successors are elected or appointed unless a director’s office is earlier vacated under the articles of the Corporation or the Canada Business Corporations Act or he or she becomes disqualified to act as a director.

The board of directors (the “Board”) currently consists of six directors (the “Nominees”). The following table provides the names of the Nominees and information concerning such Nominees. The persons in the enclosed form of proxy intend to vote for the election of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. If prior to the Meeting any of such Nominees is unable to or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

Advance notice of this Meeting was published in the Globe & Mail on February 28, 2005. No nomination for election of directors has been received by the Corporation pursuant thereto.

Name & Country of Residence	Office	Period of Service as a Director	Present Occupation if Different from Office Held	Number of Common Shares Beneficially Owned or Over Which Control is Exercise~~
Gerald P. McCarvill (3)(4) Canada	Vice-Chairman & Director	Since July 15, 2002	Business Executive	536,000
Stan Bharti Canada	Chairman and Director	Since February 28, 2002	Professional Engineer	1,050,000
Bruce Humphrey Canada	President, Chief Executive Officer & Director	October 18, 2004	Mining Engineer	Nil
Peter Bojtos(2)(4)(5)United States	Director	Since June 19, 2002	Professional Engineer	110,000
Nancy Mclnerney- Lacombe(2)(3)(5) Canada	Director	Since July 1, 2003	Business Executive	Nil
Kenneth Taylor(2)(3)(4)(5)United States	Director	Since September 16, 2002	Business Consultant	Nil

Notes:

(1)

The information as to Common Shares owned or over which the Nominees exercise control or direction not being within the knowledge of the Corporation has been furnished by the respective Nominee.

(2)

Member of the Audit Committee.

(3)

Member of the Compensation Committee.

(4)

Member of the Nominating Committee.

(5)

Member of the Corporate Governance Committee.

IF ANY OF THE FOREGOING NOMINEES IS FOR ANY REASON UNAVAILABLE TO

SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR

ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN

THE PROXY THAT HIS COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN THE

ELECTION OF DIRECTORS.

Each of the Nominees has been principally engaged in the occupation set opposite his or her name for the past five years, with the following exceptions:

Bruce Humphrey — Mr Humphrey is a mining engineer with 30 years experience in the mining industry. From 1998 to 2004, Mr. Humphrey was the Vice President and Chief Operating Officer for Goldcorp Inc. He has

worked for several major mining companies and mining contractors in a variety of engineering, operations and executive management positions. He has been very active in several mining associations and mine safety groups. Prior to working with the Corporation, Mr. Humphrey was Senior Vice President and Chief Operating Officer of Goldcorp Inc., (TSX: G) (NYSE: GG). His responsibilities included the re-development, start-up and operation of the high grade Red Lake Mine as well as the Exploration Group and Goldcorp’s operations in South Dakota and Saskatchewan.

Executive Compensation

(a)

Compensation of Executive Officers

The compensation policy of the Corporation is derived from the perspective of ownership. Executive officers expect to reap the majority of their income from the appreciation in value of the Common Shares they hold in the Corporation. Given that members of management are retained as consultants as opposed to employees, the compensation practices are flexible, entrepreneurial and geared to meeting the requirements of the individual and hence securing the best possible talent to run the Corporation. Compensation of officers currently consists of a monthly retainer and in the form of stock options.

Management compensation is kept below market rates for comparable positions and is sufficient to maintain an individual’s cash flow. The amounts are determined on a discretionary basis after review by the Compensation Committee of the contribution of each executive officer of the Corporation. Bonuses may be paid for significant and specific achievements that have a strategic impact on the fortunes of the Corporation.

Although they may be members of the Board, the executive officers do not individually make any decisions with respect to their respective salary or bonus.

Since the last meeting of shareholders, year end of the Corporation changed to December 31. Consequently, all information for the most recent financial year ended is for the 16 month period from September 1, 2003 to December 31, 2004. The following table summarizes the compensation paid during the last three financial periods ended December 31, 2004, August 31, 2003 and August 31, 2002 in respect of the individuals who were, at each year-end, canying out the role of the Chief Executive Officer or Chief Financial Officer of the Corporation and/or those executive officers whose total salary and bonuses exceeded $150,000 during the financial period ended December31, 2004 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIp(2) Payouts ($)	All Other Compensation ($)
Bruce Humphrey, President & C.E.O.	2004	67,708	65,000	Nil	1,000,000	Nil	Nil	Nil
	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Stan Bharti Chairman and Past	2004	240,000	290,000	Nil	1,000,000	Nil	Nil	Nil
	2003	125,000	116,500	Nil	346,666	Nil	Nil	Nil
	2002	20,000	Nil	Nil	650,000	Nil	Nil	Nil
Stephen Woodhead C.F.O.	2004	140,000	65,000	Nil	150,000	Nil	Nil	Nil
	2003	13,000	5,000	Nil	100,000	Nil	Nil	Nil
	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
PeterTagliamonte V.P. Operations and C.O.O.	2004	228,851	97,614	Nil	400,000	Nil	Nil	Nil
	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
William Pearson V.P. Exploration	2004	197,500	65,000	Nil	350,000	Nil	Nil	Nil
	2003	77,737	30,000	Nil	173,333	Nil	Nil	Nil
	2002	8,000	Nil	Nil	100,000	Nil	Nil	Nil
Gerald McCarvill Vice-Chairman and Past Chairman	2004	139,167	90,000	Nil	600,000	Nil	Nil	Nil
	2003	65,000	64,000	Nil	173,333	Nil	Nil	Nil
	2002	5,000	Nil	Nil	450,000	Nil	Nil	Nil

Notes:

(1)

2004 was a 16 month transition year, the information for 2003 and 2002 is for the 12 months ended August31.

(2)

Long-term incentive plan

(b)

Long Term Incentive Plan (LTIP Awards)

The Corporation does not have a LTIP, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Corporation’s securities), was paid or distributed to the Named Executive Officers during the most recently completed fiscal year.

(c)

Options and Stock Appreciation Rights (SARs)

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FISCAL PERIOD

Stock options granted to the Named Executive Officers during the fiscal period ended December 31, 2004 are provided in the table below:

Name	Securities Under Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal year(1)	Exercise or Base Price (Cdn.$/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant (Cdn.$/Security)	Expiration Date
Bruce Humphrey President and CEO	1,000,000	17.87%	$1.20	$1.20	Sept. 20/09
Stan Bharti, Chairman and Past C.E.O.	1,000,000	17.87%	500,000 at $1.62 500,000 at $1.70	$1.62 $1.55	Sept. 23/08 Dec. 22/08
Stephen Woodhead, C.F.O.	150,000	2.68%	100,000 at $1.62 50,000 at $1.70	$1.62 $1.55	Sept. 23/08 Dec. 22/08
Peter Tagliamonte V.P. Operations and C.O.O.	400,000	7.15%	$1.65	$1.65	Oct. 22/08
William Pearson V.P. Exploration	350,000	6.25%	200,000 at $1.62 150,000 at $1.70	$1.62 $1.55	Sept. 23/08 Dec. 22/08
Gerald McCarvill Vice-Chairman	600,000	10.72%	300,000 at $1.62 300,000 at $1.70	$1.62 $1.55	Sept. 23/08 Dec. 22/08

(1)

Based on the total number of options granted to directorsl/officers/consultants of the Corporation pursuant to the stock option plan during the fiscal period ended December 31, 2004.

During the fiscal period ended December 31, 2004, there has been no repricing of stock options held by any Named Executive Officer.

OPTION/SAR EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL PERIOD

The following table provides detailed information regarding options exercised by the Named Executive Officers during the fiscal period ended December 31, 2004 and options held by the Named Executive Officers as at December 31, 2004:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (5)	Unexercised Options at December 31,2004		Value of Unexercised In-the money Options at December 31, 2004
			Exercisable (#)	Unexercisable (#)	Exercisable (5)	Unexercisable (5)
Bruce Humphrey President, CEO, and Director	Nil	N/A	125,000	875,000	98,750(1)	691,250(1)
Stan Bharti, Chairman and Past C.E.O.	Nil	N/A	1,346,666	0	673,199(2)	N/A
Stephen Woodhead, C.F.O.	50,000	31,000(3)	200,000	0	101,000(4)	N/A
Peter Tag liamonte V.P. Operations and C.O.O.	Nil	N/A	200,000	200,000	68,000(5)	68,000(5)
William Pearson V.P. Exploration	50,000	5 1,000(6)	573,333	0	369,600(7)	N/A
Gerald McCarvill Vice-Chairman	Nil	N/A	1,223,333	0	1,094,100(8)	N/A

(1) Based on the closing price on December 31, 2004 of $1.99 and an exercise price of $1.20.

(2) Based on the closing price on December 31, 2004 of$1 .99 and an exercise price of $1.00 on 346,666 options, an exercise price of $1.62 on 500,000 options and $1.70 on 500,000 options.

(3) Based on an exercise price of $1.00 and a market price of $1.62 on the date of option exercise.

(4) Based on the closing price on December 31, 2004 of $1.99 and an exercise price of $1.00 on 50,000 options, an exercise price of $1.62 on 100,000 options and $1.70 on 50,000 options.

(5) Based on the closing price on December 31, 2004 of $1.99 and an exercise price of $1.65.

(6) Based on an exercise price of $0.38 and a market price of $1.40 on the date of option exercise.

(7) Based on the closing price on December 31, 2004 of$1 .99 and an exercise price of $0.38 on 50,000 options, $1.00 on 173,333 options, an exercise price of $1.62 on 200,000 options and $1.70 on 150,000 options.

(8) Based on the closing price on December 31, 2004 of $1.99 and an exercise price of $0.38 on 450,000 options, $1.00 on 173,333 options, an exercise price of $1.62 on 300,000 options and $1.70 on 300,000 options.

(d)

Termination of Employment, Change in Responsibilities and Employment Contracts

The Corporation has consulting contracts with the current Named Executive Officers as follows:

The Corporation entered into a contract with Bruce Humphrey effective October 18, 2004 pursuant to which Mr. Humphrey agreed to provide consulting services to the Corporation commencing on that day. Mr. Humphrey is entitled to compensation for the provision of such services of $27,083 per month. In the event of a “change of control” of the Corporation, Mr. Humphrey would be entitled to compensation equal to three years’ fees. The Corporation entered into a contract with Stan Bharti effective October 18, 2004 pursuant to which Mr. Bharti agreed to provide consulting services to the Corporation commencing on that day. Mr. Bharti is entitled to compensation for the provision of such services of $15,000 per month. In the event of a “change of control” of the Corporation, Mr. Bharti would be entitled to compensation equal to three years’ fees. The Corporation entered into a contract with Stephen Woodhead effective January 1, 2004 pursuant to which Mr. Woodhead agreed to provide consulting services to the Corporation commencing on that day. Mr. Woodhead is entitled to compensation for the provision of such services of $10,000 per month. In the event of a “change of control” of the Corporation, Mr. Woodhead would be entitled to compensation equal to one years’ fees. The Corporation entered into a contract with Peter Tagliamonte effective January 5, 2004 pursuant to which Mr. Tagliamonte agreed to provide consulting services to the Corporation commencing on that day. Mr. Tagliamonte is entitled to compensation for the provision of such services of US$15,833 per month. The Corporation entered into a contract with William Pearson effective January 1, 2004 pursuant to which Mr. Pearson agreed to provide consulting services to the Corporation commencing on that day. Mr. Pearson is entitled to compensation for the provision of such services of $12,500 per month. In the event of a “change of control” of the Corporation, Mr. Pearson would be entitled to compensation equal to one years’ fees. The Corporation entered into a contract with Gerald McCarvill effective October 18, 2004 pursuant to which Mr. McCarvill agreed to provide consulting services to the Corporation commencing on that day. Mr. McCarvill is entitled to compensation for the provision of such services of $8,333 per month. In the event of a “change of control” of the Corporation, Mr. McCarvill would be entitled to compensation equal to three years’ fees.

Other management services for the Corporation are not, to any material degree, performed by persons other than the senior officers of the Corporation.

(e)

Compensation of Directors

Only the Independent Directors are paid fees in their capacity as directors of the Corporation. The Independent Directors are Peter Bojtos, Nancy Mclnerney-Lacombe and Ken Taylor. Each of the Independent Directors is paid $1,000 per quarter.

In addition, Directors are compensated for sitting on various committees of the Board. Those Committees are: the Corporate Governance Committee, the Nominating Committee, the Audit Committee and the Compensation Committee. The Corporate Governance Committee is chaired by Peter Bojtos with Nancy Mclnerney-Lacombe and Ken Taylor comprising the remainder of the Committee. The Audit Committee is chaired by Nancy Mclnerney-Lacombe with Peter Bojtos and Ken Taylor comprising the remainder of the Committee. The Nominating Committee is chaired by Gerald McCarvill with Peter Bojtos and Ken Taylor comprising the remainder of the Committee. The Compensation Committee is chaired by Ken Taylor with Gerald McCarvill and Nancy Mclnerney-Lacombe comprising the remainder of the Committee. Only the independent directors who sit on these Committees are compensated. The chairs of each of the Committees are paid $1,000 per quarter with the remaining Committee members receiving $500 per quarter. The payment of all of the above directors’ fees was introduced July 25, 2003. A full description of the duties and responsibilities of each of the Committees is provided in the section entitled “Corporate Governance”.

Directors are entitled to participate in the Corporation’s stock option plan. The stock option plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term. Individual grants are determined by an assessment of an individual’s current and expected future performance, level of responsibilities and the importance of his/her position and contribution to the Corporation. Directors were granted the following options during the 16 month period ended December 31, 2004: Mr. Bharti was granted 500,000 options at $1.62 which expire on September 23, 2008 and 500,000 options at $1.70 which expire on December 22, 2008, Mr. Bojtos was granted 100,000 options at $1.62 which expire on September 23, 2008 and 83,333 options at $1.70 which expire on December 22, 2008, Mr. Humphrey was granted 1,000,000 options at $1.20 which expire on September 20, 2009, Mr. McCarvill was granted 300,000 options at $1.62 which expire on September 23, 2008 and 300,000 options at $1.70 which expire on December 22, 2008, Ms. Mclnerney-Lacombe was granted 100,000 options at $1.62 which expire on September 23, 2008 and 83,333 options at $1.70 which expire on December 22, 2008 and Mr. Taylor was granted 100,000 options at $1.62 which expire on September 23, 2008 and 83,333 options at $1.70 which expire on December 22, 2008.

Independent Directors also were paid bonuses during the 16 month period ended December 31, 2004.  Individual grants were based on the assessment of the individual’s contribution to the corporation over the period. Mr. Bojtos received bonuses totalling $35,000, Ms Mclnerney-Lacombe received bonuses totalling $35,000 and Mr. Taylor received bonuses totalling $35,000.

Other Arrangements

None of the directors of the Corporation were compensated in their capacity as a director by the Corporation and its subsidiaries during the 16 month period ended December 31, 2004 pursuant to any other arrangement or in lieu of any standard compensation arrangement.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets out the outstanding options under the Corporation’s existing Stock Option Plan under which common shares of the Corporation are authorized for issuance as of the end of the Corporation’s most recently completed fiscal period.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,997,377	1.34	N/A
Equity compensation plans not approved by security holders	1,142,786	1.30	N/A
TOTAL	8,140,163	1.33	N/A

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of the Corporation was indebted to the Corporation or its subsidiaries during the fiscal period ended December 31, 2004, including under any securities purchase or other program.

Interest of Informed Persons in Material Transactions

No informed person of the Corporation has had any interest in any material transactions involving the Corporation since August 31, 2003 other than as may be disclosed herein.

Interest of Persons in Matters to be Acted Upon

No director, executive officer, proposed nominee for election as a director nor their respective associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise in any matter to be acted upon at this Meeting other than the election of directors.

Appointment of Auditors

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the re-appointment of McGovern, Hurley, Cunningham, LLP, as auditors of the Corporation for the 2005 fiscal year, and to authorize the directors to fix their remuneration. McGovern, Hurley, Cunningham, LLP have been the Corporation’s Auditors since February 24, 2003, when they took over from DeVisser Grey, Chartered Accountants.

Management Contracts

No management functions of the Corporation are performed to any substantial degree by a person other than the directors or executive officers of the Corporation.

Audit Committee Charter

(Implemented pursuant to Multilateral Instrument 52-110)

Instrument 52-110 (the “Instrument”) relating to the composition and function of audit committees was implemented for Alberta reporting companies effective March 30, 2004 and, accordingly, applies to every Toronto Stock Exchange listed company, including the Corporation. The Instrument requires all affected issuers to have a written audit committee Charter which must be disclosed, as stipulated by Form 52-1 10F2, in the management information circular of the Corporation wherein management solicits proxies from the security holders of the Corporation for the purpose of electing directors to the Board.

This Charter has been adopted by the Board in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Corporation. Nothing in this Charter is intended to restrict the ability of the Board or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

Audit Committee Mandate

(a)

The Board shall elect annually from among its members at the first meeting of the Board following the annual meeting of the shareholders, a committee to be known as the audit committee to be composed of three directors or such other number not less than three as the Board may from time to time determine, of whom all members shall not be officers or employees of the corporation or an affiliate of the Corporation. A majority of the audit committee shall constitute a quorum.

(b)

Any member of the committee may be removed or replaced at any time by the Board. Any member of the committee ceasing to be a director shall cease to be a member of the audit committee. Subject to the foregoing, each member of the audit committee shall hold office as such until the next annual appointment of members after his election. Any vacancy occurring in the committee shall be filled at the next meeting of the Board.

(c)

The responsibilities of the audit committee shall be to:

With respect to Financial Accounting Matters,

1.

Review with management and the external auditors the annual consolidated financial statements, the annual report including the management discussion and analysis and the press release before making recommendations to the Board relating to approval of the statements. Timing: year-end.

2.

Review with management, and if deemed necessary, with the external auditors interim financial statements, the quarterly report and the press release before making recommendations to the Board relating to approval of the statements. Timing: first three quarters.

3.

Review with management all financial statements included in a prospectus or annual information form or any other public disclosure document containing financial information before making recommendations to the Board relating to the approval of the same. Timing: as required

4.

Review annually the accounting principles and practices followed by the Corporation and any changes in the same as they occur. Timing: annually near year-end

5.

Review new accounting principles of the Canadian Institute of Chartered Accountants which would have a significant impact on the Corporation’s financial reporting as reported to the audit committee by management. Timing: annually near year-end.

6.

Review estimates and judgments and choices of accounting alternatives which are material to reported financial information as reported to the audit committee by management. Timing: each quarter and year-end

7.

Review the status of material contingent liabilities as reported to the audit committee by management. Timing: each quarter and year-end.

8.

Review the status of income tax returns and potentially significant tax problems as reported to the audit committee by management. Timing: immediately as known.

9.

Review any errors or omissions in the current or prior year’s financial statements. Timing:

immediately as known.

With respect to the External Auditors,

1.

Review with management the performance and independence of the external auditors and report thereon to the Board at least annually, including, where appropriate, a recommendation to replace the external auditor. Timing: year-end.

2.

Review with management the engagement letter of the external auditors and the scope and timing of the audit work to be performed as outlined in the Audit Plan. Timing: annually.

3.

Review with the external auditors the performance of management involved in the preparation of financial statements and any problems encountered by the external auditors, any restrictions on the auditors’ work, the cooperation received in the performance of the audit and the audit findings. Timing: year-end

4.

Review the management letter with the external auditors noting any significant recommendations on internal control made by them to management and management’s response to the recommendations. Timing: annual audit

5.

Review with management and the external auditors estimated and actual audit fees. Timing: annual audit.

6.

Receive and review with the external auditors a formal written statement prepared by the external auditors that discloses all relationships, including the nature of and fees for any non-audit services performed for the Corporation, between the external auditor and the Corporation and consider whether the nature and extent of such services could impact on the objectivity and independence of the external auditor and, if necessary, recommending that the full Board take appropriate action to oversee the independence of the external auditor. Timing: as required

With respect to General Audit Matters,

1.

Inquire of management, and the external auditors as to any activities that may be or may appear to be illegal or unethical. Timing: each quarter and year-end

2.

Review with management, and if deemed necessary, with the external auditors any material frauds reported to the audit committee. Timing: immediately as known.

3.

Review with the external auditors the adequacy of staffing for accounting and financial responsibilities. Timing: year-end

4.

Report and make recommendations to the Board as the committee considers appropriate. Timing: as required

(d)

In addition, the Board may refer to the audit committee such matters and questions relating to the Corporation and its affiliates as the Board may from time to time see fit.

(e)

Any member of the audit committee may require the auditors to attend any or every meeting of the audit committee.

(f)

The audit committee shall elect annually a chairman from among its members.

(g)

The audit committee shall review and reassess the adequacy of the formal mandate on an annual basis.

(h)

The times of and the places where meetings of the audit committee shall be held and the calling of and procedure at such meetings shall be determined from time to time by the audit committee; provided that notice of every such meeting and the circulation of the financial statements to committee members is at least 48 hours prior to the meeting. The auditors of the Corporation also shall be given such notice of meetings and shall be entitled to attend and be heard thereat, and that meetings shall be convened whenever requested by the auditors, or any member of the audit committee in accordance with the Business Corporations Act (1982).

(i)

The audit committee shall support the senior management team and the Board in keeping abreast of changes occurring or proposed to regulatory requirements and/or general accounting guidelines, such that the Corporation adopts “best in class” accounting and internal control policies and practices.

(j)

All prior resolutions of the Board relating to the constitution and responsibilities of the audit committee are hereby repealed.

Outside of the Mandate but as a matter of routine at each Audit Committee Meeting, the CEO will make a series of reports which will include;

1.

The CEO is not aware of any frauds or thefts of Company property

2.

The CEO is not aware of any activities which may be illegal or unethical

3.

There are no new contingent liabilities except as reported.

4.

There are no new tax reassessments or other tax issues except as reported.

5.

There are no prior year accounting adjustments except as reported.

CORPORATE GOVERNANCE

The Toronto Stock Exchange (“TSX”) has made it a requirement of all listed companies to disclose their corporate governance practices each year in either their annual report or in their management information circular. The TSX has established 14 guidelines that are set out in Section 474 of the TSX Company Manual, with the requirement that companies fully and completely describe their system of corporate governance. For more information on the TSX guidelines, please visit: http ://www.tsx.ca/en/pdf/CorpGovCurrentRequirements.pdf. The Corporation’s statement of corporate governance practices below will provide investors with a clear picture of the Corporation’s approach to corporate governance including any divergence from the stated TSX Exchange guidelines.

Guideline 1

The Board, either directly or through Committees of the Board, is responsible for the supervision of management of the Corporation with the objective of acting in the best interests of the Corporation. The Board acts in accordance with: the Canada Business Corporations Act; the Corporation’s articles of incorporation and by-laws; the mandates of the various Board Committees; and other applicable laws and company policies. The Board approves all significant decisions that affect the Corporation and its subsidiaries before they are implemented. The Board supervises their implementation and reviews the results.

The Board is actively involved in the Corporation’s strategic planning process. At Board meetings, members of Management regularly meet with the directors to discuss and set out the long term goals of the Corporation and the plans to achieve these goals. The mandate of the Corporate Governance Committee requires the Committee, with respect to the general management of the Corporation, to oversee the strategic planning process and the development of the strategic plan for the Corporation.

The Board, through the Corporate Governance Committee, is responsible for conducting: (1) a review of the risks inherent in all of the business activities of the Corporation; (2) an assessment of the integrity and adequacy of the internal control policies and procedures and information systems of the Corporation to ensure the Corporation adequately mitigates the risks of its business activities; and (3) the development of the authorities of senior management and the Board regarding the major business activities of the Corporation to ensure a common understanding of these key authorities including which activities require pre-approval and post approval requirements.

The Board, through the Corporate Governance Committee, is responsible for overseeing the establishment of a succession plan for the Corporation including the appointing, training and assessment of employees, senior management and the Board.

The Board, through the Corporate Governance Committee, is responsible for overseeing the development of a communications policy to ensure that public disclosure of the Corporation is timely and complete. The Board approves all of the Corporation’s major communications, including financing documents and press releases. The Corporation communicates with its shareholders through a number of channels including its web site.

The Board, through its Audit Committee, examines the effectiveness of the Corporation’s internal control processes. The Board consults with the Chief Financial Officer and the rest of senior management of the Corporation to ensure the integrity of these systems. The Chief Financial Officer, along with the external auditors, report to the Audit Committee at lease once a year on the quality of the Corporation’s internal control processes. See Guideline 9 for a full description of the duties and responsibilities of the Audit Committee.

Guideline 2

Of the six Board members, three of the directors are unrelated. The Corporation does not have a significant shareholder.

Guideline 3

The Board is responsible for determining whether or not each director is an unrelated director. To do this, the Board analyzes all the relationships of the directors with the Corporation and its subsidiaries. Three of the six Board members are unrelated to the Corporation. Stan Bharti is a related director because he receives fees from the Corporation as a special consultant and Chairman of the Board. Bruce Humphrey is a related director because of his position as President and Chief Executive Officer of the Corporation. Gerald McCarvill is a related director because he receives fees from the Corporation as a special consultant and Vice-Chairman of the Board. The other three directors are unrelated directors. None of the other directors work in the day-to-day operations of the Corporation, are party to any material contracts with the Corporation or receive any fees from the Corporation other than as directors. More information about each director can be found in this management information circular under the heading “Election of Directors”.

Guideline 4

The Corporation has a Nominating Committee, which is responsible for proposing new nominees to the Board. The Nominating Committee is chaired by Gerald McCarvill with Peter Bojtos and Ken Taylor (both unrelated directors) comprising the remainder of the Committee. The Nominating Committee is responsible for: (I) the proposal of new nominees to the Board; and (2) the assessment of current directors on an ongoing basis.

Guideline 5

The Nominating Committee is also responsible for the implementation of a process for assessing the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual directors.

Guideline 6

The Nominating Committee is also responsible for providing an orientation and education program for new recruits to the Board. All directors receive a Directors Orientation Package Binder which contains historical public information about the Corporation, the mandates of the Committees of the Board, and other relevant corporate and business information. Senior management makes regular presentations to the Board on the main areas of the Corporation’s business.

Guideline 7

The Nominating Committee is also responsible for the examination of the size of the Board with a view to determining the impact of the number upon effectiveness and to undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making. The Board feels that the increase from 5 to 6 members in the previous financial year was appropriate given the Corporation’s size and complexity. This number of directors permits the Board to operate in a prudent and efficient manner.

Guideline 8

The Compensation Committee is responsible for a review of the adequacy and form of compensation of directors and senior management and ensuring the compensation realistically reflects the responsibilities and risk involved in being an effective director and/or a member of senior management. For more information about the compensation received by the directors in 2003 -see the section entitled “Compensation of Directors” in this management information circular.

Guideline 9

The Board has appointed four Committees:

- the Audit Committee

- the Compensation Committee

- the Corporate Governance Committee

- the Nominating Committee

The following is a description of each Committee:

Audit Committee

The Audit Committee is chaired by Nancy E. Mclnerney-Lacombe with Peter Bojtos and Ken Taylor comprising the remainder of the Committee. All members of this Committee are unrelated directors. The Audit Committee is designed such that it has direct communication channels with the Chief Financial Officer and external auditors to discuss and review specific issues as appropriate. The Audit Committee is directly responsible for ensuring that management has designed and implemented an effective system of internal control. Additionally, the Audit Committee is responsible for the review of the annual and interim financial statements. Following this review, the Committee then makes a recommendation to the Board for approval.

Compensation Committee

The Compensation Committee is chaired by Ken Taylor with Gerald McCarvill and Nancy E. MclnerneyLacombe comprising the remainder of the Committee. Gerald McCarvill is the only member of this Committee who is a related director. The Compensation Committee is responsible for making recommendations to the Board relating to a review of the adequacy and form of compensation of directors and senior management and ensures that compensation realistically reflects the responsibilities and risks involved in being an effective director and/or a member of senior management. It is the Committee’s policy for members not to vote on their own compensation.

Corporate Governance Committee

The Corporate Governance Committee is chaired by Peter Bojtos with Nancy E. Mclnerney-Lacombe and Ken Taylor comprising the remainder of the Committee. All members of this Committee are unrelated directors. The Corporate Governance Committee is responsible for making recommendations to the Board relating to: (I) the adoption of a strategic planning process; (2) the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks; (3) the succession planning, including appointing, training and monitoring of senior management; (4) the development of a communications policy for the Corporation; (5) the integrity of the Corporation’s internal control and management information systems; and (6) the development of the Corporation’s approach to corporate governance issues, including, amongst other things, the Corporation’s response to the guidelines set out by the Toronto Stock Exchange.

Nominating Committee

The Nominating Committee is chaired by Gerald McCarvill with Peter Bojtos and Ken Taylor comprising the remainder of the Committee. Gerald McCarvill is the only member of this Committee who is a related director. The Nominating Committee is responsible for making recommendations to the Board relating to:

(1) the proposal of new nominees to the Board; (2) the assessment of current directors on an ongoing basis; (3) the implementation of a process for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors; (4) an orientation and education program for new recruits to the Board; and (5) the examination of the size of the Board with a view to determining the impact of the number upon effectiveness and to undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

Guideline 10

The Corporate Governance Committee is responsible for supporting the senior management team and the Board in keeping abreast of changes occurring or proposed to regulatory and market requirements to ensure the Corporation’s approach to corporate governance issues, including, among other things, the Corporation’s response to the guidelines set out by the Toronto Stock Exchange (as may be modified from time to time), such that, the Corporation adopts “best in class” corporate governance policies and practices. This Committee is responsible for the statement of corporate governance practices included in the Corporation’s management information circular.

Guideline 11

The Corporate Governance Committee is responsible for the development of the authorities of senior management and the Board regarding the major business activities of the Corporation to ensure a common understanding of these key authorities including which activities require pre-approval and post approval requirements. The Board has developed the following position description for members of the Board:

Every Director of the Corporation in exercising his powers and discharging his duties shall:

(a)

act honestly and in good faith with a view to the best interests of the Corporation.

(b)

exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

With respect to Fiduciary Duty or the Duty of Loyalty:

1.

the fiduciary duty requires a Director to be honest in dealing with other Directors and with the Corporation. In fact, a Director must disclose all information he or she has to the Board. The collegial structure of the Board and the practical delegation of responsibilities to committees will suffer if Directors deprive their fellow Directors of important information they need to carry out their responsibilities and practice due diligence.

2.

the fiduciary duty implies a duty of confidentiality. All information about the Board or the Corporation’s activities should be presumed to be confidential unless released to the public.

3.

Directors may not profit at the expense of the Corporation. They may not divert opportunities or benefits from the Corporation to themselves or put themselves in a position of conflict by competing with the Corporation for business opportunities.

4.

Directors must disclose their material interest in a party or contracts and should disclose these interests to the full Board and not just a committee.

With respect to the Duty of Care:

1.

these responsibilities imply that the Directors attend meetings regularly, read the documents and briefing notes prepared for them prior to the meetings and follow-up on important matters.

2.

the business judgement rule protects boards and directors from those that might second-guess their decisions. However, Directors must ensure that the process by which they made a decision ensures that there was adequate information available, agendas and background documents in place, rigorous review and questioning is documented and that in-depth review where warranted is referred to the appropriate committee.

Specific Duties of Directors

1.

Overseeing and approving a strategy for the business.

The Directors, individually and collectively, have the responsibility to participate, in developing and approving the mission of the business, its objectives and goals, and the strategy by which it proposes to reach those goals. Directors must ensure there is congruence between shareholder expectations, company plans and management performance.

2.

Management of the Board and selection and oversight of senior management.

Directors, individually and collectively, are responsible for managing the Board affairs, including planning its composition, selecting its chair, nominating candidates for election to the Board, appointing committees and determining Director compensation.

Directors, individually and collectively, have the responsibility for management succession including the appointment, monitoring and replacement of the CEO as well as CEO compensation. Directors have the responsibility for approving the appointment and compensation of senior management acting upon the advice of the CEO.

3.

Monitoring and Acting

Directors, individually and collectively, have the responsibility for monitoring the company’s performance against goals and revising strategy as appropriate.

4.

Approving Policies and procedures for implementing strategy

Directors, individually and collectively, have the responsibility for approving all significant policies and procedures and ensuring compliance with all laws and regulations while adhering to the highest ethical and moral standards.

5.

Reporting to shareholders on the performance of the business.

Directors, individually and collectively, have the responsibility for the integrity and timely reporting to shareholders in addition to the approval of all dividends.

6.

Approval and completion of routine legal requirements

Directors, individually and collectively, are responsible for ensuring all legal requirements, documents and records have been properly prepared, approved and maintained.

Guideline 12

The Chairman of the Board is Stan Bharti, a related director. The Corporate Governance Committee is chaired by Peter Bojtos with Nancy E. Mclnerney-Lacombe and Ken Taylor comprising the remainder of the Committee. All members of this Committee are unrelated directors. This Committee meets independently to discuss a number of issues, including the development of the authorities of senior management and the Board to ensure greater independence of the Board from management.

Guideline 13

The Audit Committee is chaired by Nancy E. Mclnerney-Lacombe with Peter Bojtos and Ken Taylor comprising the remainder of the Committee. All members of this Committee are unrelated directors. The Audit Committee is designed such that it has direct communication channels with the Chief Financial Officer and external auditors to discuss and review specific issues as appropriate. The Audit Committee is directly responsible for ensuring that management has designed and implemented an effective system of internal control.

Guideline 14

Directors may hire outside advisers at the Corporation’s expense, subject to the approval of the Corporate Governance Committee.

PARTICULARS OF SPECIAL BUSINESS

Amendment to Stock Option Plan

Shareholders are being asked to authorize and approve a resolution authorizing certain amendments to the Corporation’s stock option plan (the “SOP”), among other things, to bring the SOP current with the new rules implemented by the TSX concerning stock option plans.

The SOP currently permits the issuance of options to purchase 8,500,000 common shares. To date, 1,502,623 common shares have been issued upon the exercise of options leaving 6,997,377 common shares currently available for issue under the SOP.

The Corporation has granted options to purchase 1,000,000 common shares under the SOP to Bruce Humphrey for aS year period (of which 842,786 constitute an over grant) at an exercise price ofCDN$I.20 per share, options to purchase 50,000 to Greg Wilson for aS year period at an exercise price of CDN$I .45 per share; options to purchase 100,000 to Jasbir Gill for a 5 year period at an exercise price of CDN$ 1.45 per share; options to purchase 50,000 to Richard Adams for a 5 year period at an exercise price of CDN$ 1.45; options to purchase 100,000 to Acamar Asia Consulting for a 2 year period at an exercise price of CDN$l.86 per share per share; which constitutes an over grant of 1,142,786 options that are subject to shareholder approval of an amendment to the SOP to increase the number of options that may be granted thereunder. The proposed amendments to the SOP would permit the Corporation to issue options to purchase common shares equal to 12.5% of the issued and outstanding common shares of the Corporation. As at today’s date, this would mean that there would be a total of 9,180,553 options that may be granted under the SOP, as amended, with 8,140,163 of such options having already been granted (inclusive of the aforementioned over grant). Additionally, as set forth below, another proposed amendment to the SOP is the inclusion of a “reloading feature” such that options that have been exercised or options that have expired will return to the SOP, as amended and once again be available for grant by the Corporation under the SOP, as amended. Given that the SOP, as amended will be a fixed percentage plan and a “reloading” plan, to the extent that there remain unallocated options available for grant thereunder, the TSX will require the reapproval of the SOP, as amended, by the shareholders of the Corporation three years after the institution thereof and every three years thereafter.

The SOP (and this will be the case with the SOP, as amended) could result, at any time, in the number of common shares reserved for issuance pursuant to stock options granted to insiders of the Corporation exceeding 10% of the Corporation’s issued and outstanding common shares. Given the foregoing, the rules of the TSX require that the contemplated amendments to the SOP be approved by an ordinary majority of votes cast at the Meeting other than votes attaching to securities held by insiders to whom options to purchase common shares may be issued pursuant to the SOP, as amended and the associates of such insiders (collectively, the “Insiders”). This is referred to as a “Disinterested Shareholder Vote”. The number of shares held by Insiders is not within the knowledge of the Corporation and has been furnished by the Insiders, individually. As of March 7, 2005, the number of common shares held by Insiders is 1,700,000.

Management is of the view that the amendments to the SOP to increase the number of options that may be granted thereunder and to provide for a “reloading” feature is necessary in order to continue to attract and retain key employees and consultants given that stock option grants are a critical element of the Corporation’s compensation policy as noted under the headings “Compensation of Executive Officers” and “Compensation of Directors” and given that this will enable the Corporation to attract and retain talented people in a competitive global environment. If the Corporation is not successful in attracting and retaining talented employees, its ability to execute strategy, drive financial results and increase shareholder value may be adversely affected.

Certain features of the SOP (as mandated by the TSX Company Manual section 613), including proposed amendments thereto are set forth below. Where the summary below does not indicate any changes to the SOP that are contemplated, disclosure with respect to the SOP will apply to the SOP, as amended. A copy of the SOP, as amended is attached to this management information circular as Schedule “A”.

The exercise price of options granted under the SOP shall be determined by the board of directors or a committee appointed by the board of directors (the “Committee”) on the basis of the market price, where

“market price” shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or last trading price on the prior trading day on any dealing network where the shares trade and where there is no such closing price or trade on the prior trading day, “market price” shall mean the average of the most recent bid and ask of the shares of the Corporation on any stock exchange on which the shares are listed or dealing network on which the shares of the Corporation trade.

Under the SOP, options may only be granted to service providers of the Corporation, which include any full or part-time employee or officer or insider of the Corporation or any of its subsidiaries, any other person employed by a company or individual providing management services to the Corporation, any other person or company engaged to provide ongoing consulting services for the Corporation or any entity controlled by the Corporation or any individual engaged to provide services that promote the purchase or sale of the issued securities (collectively, an “Eligible Person”) and any registered retirement savings plan established by such Eligible Person or any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are and will continue to be beneficially owned, directly or indirectly by such Eligible Person and/or the spouse, children and/or grandchildren of such Eligible Person.

The SOP provides that if any optionee who is a service provider shall cease to be a service provider for the Corporation for any reason (whether or not for cause), the optionee may exercise their option, but only within the period of 90 days (or 30 days if the service provider is an investor relations employee) next succeeding such cessation and in no event after the expiry date. In the event of the death of an optionee during the currency of the optionee’s options, the options theretofor granted shall be exercisable within but only within the period of one year next succeeding the optionee’s death but in no event after the expiry date of the exercise date.

Options granted under the SOP shall be non-assignable and non-transferrable by an optionee other than by will or by laws of descent and distribution and options shall be exercisable, during an optionee’s lifetime, only by the optionee.

The vesting provisions of the SOP currently provide that at the discretion of the board of directors or Committee, as applicable, if the common shares of the Corporation are listed on the TSX, any vesting provisions may be removed and any options to be issued in the future under the SOP may be issued without any vesting restrictions. The SOP also currently contains vesting restrictions applicable if the common shares of the Corporation are listed on the TSX Venture Exchange. Reference is made to the notes below for amendments contemplated to the SOP, that must be approved by the shareholders.

The term of stock options granted under the SOP currently equals five years. Shareholders are being asked to approve an amendment to the SOP to authorize the grant of options for a maximum term of up to ten years as shall be determined by the board of director or the Committee, as applicable.

The SOP does not contain provisions for financial assistance to optionees to exercise options granted under the SOP.

In light of the above, the Board proposes to amend the SOP, with all options granted under the SOP to remain outstanding thereunder.

The Board has approved the amendments to the SOP, subject to shareholder approval. Shareholders are being asked to approve the following amendments to the SOP:

I. The SOP currently provides that the number of options issued thereunder may not exceed 8,500,000. The SOP, as amended contemplates that the number of options issued by the Corporation may not exceed 12.5% of the issued and outstanding shares. Additionally, the SOP, as amended, provides that options that have been exercised or options that have expired will return to the SOP and be once again available for grant by the Corporation.

2. The SOP previously provided as follows:

1.

The maximum number of shares which may be reserved for issuance to insiders under the SOP, any other employer stock option plans or options for services, shall be 10% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

2.

The maximum number of shares which may be issued to insiders under the SOP together with any other previously established or proposed share compensation arrangements, within any one year period shall be 10% of the outstanding issued and outstanding shares. The maximum number of shares which may be issued to any one insider and his or her associates under the SOP, together with any other previously established or proposed share compensation arrangements, within a one year period shall be 5% of the shares outstanding at the time of the grant (on a non-diluted basis).

The SOP also provided that the total number of shares which may be reserved for issuance to any one individual under the SOP shall not exceed 5% of the outstanding issue

The SOP, as amended, does not contain the above restrictions. This means that any amendments to the SOP that require shareholder approval will require the approval of a majority of the shareholders exclusive of the Insiders (as hereinbefore set forth).

3. The vesting provisions of the SOP currently provide as follows:

Options issued under the SOP may vest at the discretion of the board of directors or Committee, as applicable, provided that (a) the number of shares which may be acquired pursuant to the SOP shall not exceed a specified number or percentage during the term of the optionee; (b) if the shares are listed on TSX Venture Exchange the options shall vest no more frequently than equally on a quarterly basis over a period of not less than 18 months and if the shares are listed on any other stock exchange, the shares shall vest in accordance with the requirements of such exchange; and (c) if the shares are listed on TSX Venture Exchange, options issued to Investor Relations Employees must vest in stages over not less than 12 months with no more than one-quarter (1/4) of the options vesting in any three month period. For greater certainty, at the discretion of the board of directors or the Committee, as applicable, if the shares are listed on the Toronto Stock Exchange, the vesting restrictions placed on any previously issued options under the SOP may be removed and any options to be issued in the future under the Plan may be issued without any vesting restrictions.

The SOP, as amended, provides that Options issued under the Plan may vest at the discretion of the board of directors or Committee, as applicable, provided that the shares shall vest in accordance with the requirements of the TSX, if applicable.

4. The SOP provides that the board of directors or the Committee, as applicable, may at any time amend or terminate the SOP, but where amended, such amendment is subject to regulatory approval. The SOP, as amended, contains the following provision:

(a) Board and requisite shareholder and regulatory approval shall be required for any of the following amendments to be made to the Plan:

(i)

any amendment to the number of securities issuable under the Plan, including, to the extent applicable, an increase to a fixed maximum number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage. A change to a fixed maximum percentage which was previously approved by shareholders will not require additional shareholder approval.

(ii)

any change to the definition of “service provider” which would have the potential of broadening or increasing insider participation.

(iii) the addition of any form of financial assistance;

(iv) any amendment to a financial assistance provision which is more favourable to participants;

(v)

the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

(vi)

the addition of a deferred or restricted share unit or any other provision which results in service providers receiving securities while no cash consideration is received by the Corporation;

(vii) discontinuance of the Plan; and

(viii)and any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide, additional benefits to service providers, especially insiders of the Corporation, at the expense of the Corporation and its existing shareholders.

(b) The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in (a) above including, without limitation:

(i)

amendments of a “housekeeping” nature;

(ii)

a change to the vesting provisions of a security or the Plan;

(iii)

a change to the termination provisions of a security or the Plan which does not entail an extension beyond the original expiry date; and

(iv)

the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve.

(c) Notwithstanding all of the foregoing, no amendment to the Plan may alter or impair any of the terms of any Option previously granted to an Optionee under the Plan without the consent of the Optionee.

The Board recommends that shareholders vote for the adoption of the resolution approving the amendments to the SOP and the SOP, as amended. In order to be effective, the resolution must be approved by the affirmative vote of a majority of the disinterested votes cast at the Meeting in respect of such resolution (meaning exclusive of the votes of Insiders).

Unless otherwise indicated, the persons named in the accompanying proxy intend to vote for the resolution with respect to the amendment of the SOP on any ballot requested or required by law.

The text of the resolution to be submitted to shareholders at the Meeting (exclusive of Insiders) is set forth below, subject to such amendments, variations or additions as may be approved at the Meeting.

NOW THEREFORE BE IT RESOLVED THAT:

1.

the amendments to the Corporation’s stock option plan and the stock option plan, as amended (the “Plan”), each as set forth in the management information circular of the Corporation dated March 7, 2005 be and they are hereby adopted and approved;

2.

the Corporation be authorized to grant stock options pursuant to and subject to the terms and conditions of the Plan, as amended;

3.

any director or officer of the Corporation is hereby authorized to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such documents and to do all such other acts and things as such director or officer may determine to be necessary or advisable to give effect to the true intent of these resolutions.”

Adoption of Share Compensation Plan

Shareholders are being asked to authorize and approve a resolution authorizing the adoption of a share compensation plan (the “SCP”). The proposed SCP would permit the issuance of up to 2,000,000 common shares of the Corporation.

Under the rules of the TSX, in order for the SCP to be adopted by the Corporation, it must be approved by an ordinary majority of votes cast at the Meeting other than votes attaching to securities held by insiders of the Corporation and the associates of such insiders (collectively, the “Insiders”). This is referred to as a “Disinterested Shareholder Vote”. The number of shares held by Insiders is not within the knowledge of the Corporation and has been furnished by the Insiders, individually. As of March 7, 2005, the number of common shares held by Insiders is 1,700,000.

Management is of the view that the adoption of the SCP is necessary in order to continue to attract and retain key employees and consultants and given that this will enable the Corporation to attract and retain talented people in a competitive global environment. If the Corporation is not successful in attracting and retaining talented employees, its ability to execute strategy, drive financial results and increase shareholder value may be adversely affected.

Certain features of the SCP (as mandated by the TSX Company Manual section 613) are set forth below. A copy of the SCP is attached to this management information circular as Schedule “B”.

The deemed value of the common shares granted under the SCP shall be determined by the board of directors or a committee appointed by the board of directors (the “Committee”) on the basis of the market price, where “market price” shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or last trading price on the prior trading day on any dealing network where the shares trade and where there is no such closing price or trade on the prior trading day, “market price” shall mean the average of the most recent bid and ask of the shares of the Corporation on any stock exchange on which the shares are listed or dealing network on which the shares of the Corporation trade.

Under the SCP, common shares may only be granted to service providers of the Corporation, which include any full or part-time employee or officer or insider of the Corporation or any of its subsidiaries, any other person employed by a company or individual providing management services to the Corporation, any other person or company engaged to provide ongoing consulting services for the Corporation or any entity controlled by the Corporation or any individual engaged to provide services that promote the purchase or sale of the issued securities (collectively, an “Eligible Person”) and any registered retirement savings plan established by such Eligible Person or any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are and will continue to be beneficially owned, directly or indirectly by such Eligible Person and/or the spouse, children and/or grandchildren of such Eligible Person.

The vesting provisions of the SCP provide that any common share to be issued under the SCP may be issued without any vesting restrictions, or under vesting restrictions as established by the board of directors or the Committee. Reference is made to the copy of the proposed SCP that is attached to this management information circular as Schedule “B”.

The Board has approved the adoption of the SCP, subject to shareholder approval.

The Board recommends that shareholders vote for the adoption of the resolution approving the SCP.  In order to be effective, the resolution must be approved by the affirmative vote of a majority of the  disinterested votes cast at the Meeting in respect of such resolution (meaning exclusive of the votes of Insiders).

Unless otherwise indicated, the persons named in the accompanying proxy intend to vote for the resolution with respect to the adoption of the SCP on any ballot requested or required by law.

The text of the resolution to be submitted to shareholders at the Meeting (exclusive of Insiders) is set forth below, subject to such amendments, variations or additions as may be approved at the Meeting.

NOW THEREFORE BE IT RESOLVED THAT:

I.

the Corporation adopt the share compensation plan (the “Compensation Plan”), as set forth in the management information circular of the Corporation dated March 7, 2005, and it is hereby adopted and approved;

2.

the Corporation be authorized to grant common shares pursuant to and subject to the terms and conditions of the Compensation Plan, as amended;

3.

any director or officer of the Corporation is hereby authorized to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such documents and to do all such other acts and things as such director or officer may determine to be necessary or advisable to give effect to the true intent of these resolutions.”

OTHER MATTERS

The management does not know of any other matters to come before the Meeting other than those referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the shares represented by the Proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the Proxy.

The contents and sending of this information circular have been approved by the directors of the Corporation.

BY ORDER OF THE BOARD OF DIRECTORS

(signed)

Stan Bharti, Chairman

SCHEDULE “A”

STOCK OPTION PLAN

1.

PURPOSE

The purpose of this stock option plan (the “Plan”) is to authorize the grant to service providers for Desert Sun Mining Corp. (the “Corporation”) of options to purchase common shares (“shares”) of the Corporation’s capital and thus benefit the Corporation by enabling it to attract, retain and motivate service providers by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.

ADMINISTRATION

The Plan shall be administered by the board of directors of the Corporation or a committee established by the board of directors for that purpose (the “Committee”). Subject to approval of the granting of options by the board of directors or Committee, as applicable, the Corporation shall grant options under the Plan.

3.

SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of paragraph 9 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Plan will not exceed 12.5% of the issued and outstanding common shares of the Corporation. Options that have been exercised or options that have expired will return to the Plan and be once again available for grant by the Corporation (the “Evergreen Option Plan”)

The Corporation shall not, upon the exercise of any option, be required to issue or deliver any shares prior to (a) the admission of such shares to listing on any stock exchange on which the Corporation’s shares may then be listed, and (b) the completion of such registration or other qualification of such shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable. If any shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation shall be returned to the optionee.

4.

ELIGIBILITY

Options shall be granted only to service providers for the Corporation. The term “service providers for the Corporation” means (a) any full or part-time employee (“Employee”) or Officer, Director or insider of the Corporation or any of its subsidiaries; (b) any other person employed by a company or individual providing management services to the Corporation (“Management Company Employee”); (c) any other person or company engaged to provide ongoing consulting services for the Corporation or any entity controlled by the Corporation (“Consultant”) or (d) any individual engaged to provide services that promote the purchase or sale of the issued securities (“Investor Relations Employee”) (any person in (a) (b), (c) or (d) hereinafter referred to as an “Eligible Person”); and (e) any registered retirement savings plan established by such Eligible Person, or any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Person and/or the spouse, children and/or grandchildren of such Eligible Person. For stock options to Employees, Consultants or Management Company Employees, the Corporation must represent that the optionee is a bonafide Employee, Consultant or Management Company Employee as the case may be. The terms “insider”, “controlled” and “subsidiary” shall have the meanings ascribed thereto in the Securities Act (Ontario) from time to time. Subject to the foregoing, the board of directors or Committee, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

5.

LIMITS WITH RESPECT TO CONSULTANTS AND INVESTOR RELATIONS EMPLOYEES

a.

The maximum number of shares which may be reserved for issuance to Consultants under the Plan, any other employer stock option plans or options for services, shall be 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis)

b.

The maximum number of shares which may be reserved for issuance to Investor Relations Employees under the plan, any other employer stock options plans or options for services, shall be 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

6.

PRICE

The purchase price (the “Price”) for the shares of the Corporation under each option shall be determined by the board of directors or Committee, as applicable, on the basis of the market price, where “market price” shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or last trading price on the prior trading day on any dealing network where the shares trade, and where there is no such closing price or trade on the prior trading day “market price” shall mean the average of the most recent bid and ask of the shares of the Corporation on any stock exchange on which the shares are listed or dealing network on which the shares of the Corporation trade.

7.

PERIOD OF OPTION AND RIGHTS TO EXERCISE

Subject to the provisions of this paragraph 7 and paragraphs 6, 7 and 13 below, options will be exercisable in whole or in part, and from time to time, during the currency thereof. The shares to be purchased upon each exercise of any option (the “optioned shares”) shall be paid for in full at the time of such exercise. Except as provided in paragraphs 6, 7 and 13 below, no option which is held by a service provider may be exercised unless the optionee is then a service provider for the Corporation. Options shall be granted for a term up to ten years, as determined by the Board at the time of the grant.

8.

CESSATION OF PROVISION OF SERVICES

Subject to paragraph 7 below, if any optionee who is a service provider shall cease to be a service provider for the Corporation for any reason (whether or not for cause) the optionee may, but only within the period of ninety days, or thirty days if the service provider is an Investor Relations Employee, next succeeding such cessation and in no event after the expiry date of the optionee’s option, exercise the optionee’s option unless such period is extended as provided in paragraph 7 below.

9.

DEATH OF OPTIONEE

In the event of the death of an optionee during the currency of the optionee’s option, the option theretofore granted to the optionee shall be exercisable within, but only within, the period of one year next succeeding the optionee’s death, provided that the option shall not be exercisable at a date later than its original expiry date. Before expiry of an option under this paragraph 7, the board of directors or Committee, as applicable, shall notify the optionee’s representative in writing of such expiry.

10.

NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF OPTION

An option granted under the Plan shall be non-assignable and non-transferrable by an optionee otherwise than by will or by laws of descent and distribution, and such option shall be exercisable, during an optionee’s lifetime, only by the optionee.

11.

ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. The options granted under the Plan may contain such provisions as the board of directors, or Committee, as applicable, may determine with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price in the event of any such change. If there is a reduction in the exercise price of the options of an insider of the Corporation, the Corporation will be required to obtain approval from disinterested shareholders.

12.

AMENDMENT AND TERMINATION OF THE PLAN

(a) Board and requisite shareholder and regulatory approval shall be required for any of the following amendments to be made to the Plan:

(i) any amendment to the number of securities issuable under the Plan, including, to the extent applicable, an increase to a fixed maximum number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage. A change to a fixed maximum percentage which was previously approved by shareholders will not require additional shareholder approval.

(ii) any change to the definition of “service provider” which would have the potential of broadening or increasing insider participation.

(iii) the addition of any form of financial assistance;

(iv) any amendment to a financial assistance provision which is more favourable to participants;

(v)

the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

(viii)the addition of a deferred or restricted share unit or any other provision which results in service providers receiving securities while no cash consideration is received by the Corporation;

(ix) discontinuance of the Plan; and

(viii)any other amendments that may lead to significant or unreasonable dilution in the

Corporation’s outstanding securities or may provide, additional benefits to service providers, especially insiders of the Corporation, at the expense of the Corporation and its existing shareholders.

(b) The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in (a) above including, without limitation:

(v)

amendments of a “housekeeping” nature;

(vi)

a change to the vesting provisions of a security or the Plan;

(vii)

a change to the termination provisions of a security or the Plan which does not entail an extension beyond the original expiry date; and

(viii)

the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve.

(c) Notwithstanding all of the foregoing, no amendment to the Plan may alter or impair any of the terms of any Option previously granted to an Optionee under the Plan without the consent of the Optionee.

13.

EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the latest of: (a) the date of its approval by a majority of the directors of the Corporation; (b) the date of its approval by a majority of the Corporation’s unrelated directors; and (c) the date of its approval by the shareholders of the Corporation.

14.

EVIDENCE OF OPTIONS

Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

15.

EXERCISE OF OPTION

Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the shares then being purchased.

Upon receipt of a certificate of an authorized officer directing the issue of shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the optioned shares in the name of such optionee or the optionee’s legal personal representative or as may be directed in writing by the optionee’s legal personal representative.

16.

VESTING RESTRICTIONS

Options issued under the Plan may vest at the discretion of the board of directors or Committee, as applicable, provided that the shares shall vest in accordance with the requirements of the Toronto Stock Exchange.

17.

NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

If at any time when an option granted under this Plan remains unexercised with respect to any optioned shares:

a.

the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event; or

b.

a third party makes a bona fide formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event;

the Corporation shall notify the optionee in writing of such transaction, offer or proposal as soon as practicable and, provided that the board of directors or Committee, as applicable, has determined that no adjustment shall be made pursuant to section 12 hereof, (i) the board of directors or Committee, as applicable, may permit the optionee to exercise the option granted under this Plan, as to all or any of the optioned shares in respect of which such option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the expiry date of the option), so that the optionee may participate in such transaction, offer or proposal; and (ii) the board of directors or Committee, as applicable, may require the acceleration of the time for the exercise of the said option and of the time for the fulfillment of any conditions or restrictions on such exercise.

For these purposes, an Acceleration Event means:

i.

the acquisition by any “offeror” (as defined in Part XX of the Securities Act (Ontario)) of beneficial ownership or more than 50% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise;

ii.

any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

iii.

any sale, lease exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Corporation; or

iv.

the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation.

18.

RIGHTS PRIOR TO EXERCISE

An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

19.

GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

20.

EXPIRY OF OPTION

On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares in respect of which the option has not been exercised. In accordance with paragraph 3, such expired options will return to the Plan and be once again available for grant by the Corporation.

SCHEDULE “B”

SHARE COMPENSATION PLAN

1. PURPOSE

The purpose of this share compensation plan (the “Compensation Plan”) is to authorize the grant to service providers for Desert Sun Mining Corp. (the “Corporation”) of common shares (“shares”) of the Corporation’s capital and thus benefit the Corporation by enabling it to attract, retain and motivate service providers by providing them with the opportunity, through common shares, to acquire an increased proprietary interest in the Corporation.

2. ADMINISTRATION

The Compensation Plan shall be administered by the board of directors of the Corporation or a committee established by the board of directors for that purpose (the “Committee”). Subject to approval of the granting of common shares by the board of directors or Committee, as applicable, the Corporation shall grant common shares under the Compensation Plan.

3. SHARES SUBJECT TO COMPENSATION PLAN

Subject to adjustment under the provisions of paragraph 9 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Compensation Plan will not exceed 2,000,000.

If any shares cannot be issued to any service provider for whatever reason, the obligation of the Corporation to issue such shares shall terminate and the shares granted thereunder will return to the Compensation Plan and be once again available for grant by the Corporation.

4. ELIGIBILITY

Common shares shall be granted only to service providers for the Corporation. The term “service providers for the Corporation” means (a) any full or part-time employee (“Employee”) or Officer, Director or insider of the Corporation or any of its subsidiaries; (b) any other person employed by a company or individual providing management services to the Corporation (“Management Company Employee”); (c) any other person or company engaged to provide ongoing consulting services for the Corporation or any entity controlled by the Corporation (“Consultant”) or (d) any individual engaged to provide services that promote the purchase or sale of the issued securities (“Investor Relations Employee”) (any person in (a) (b), (c) or (d) hereinafter referred to as an “Eligible Person”); and (e) any registered retirement savings plan established by such Eligible Person, or any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Person and/or the spouse, children and/or grandchildren of such Eligible Person. For common shares granted to Employees, Consultants or Management Company Employees, the Corporation must represent that the grantee is a bonafide Employee, Consultant or Management Company Employee as the case may be. The terms “insider”, “controlled” and “subsidiary” shall have the meanings ascribed thereto in the Securities Act (Ontario) from time to time. Subject to the foregoing, the board of directors or Committee, as applicable, shall have full and final authority to determine the persons who are to be granted common shares under the Compensation Plan.

5. LIMITS WITH RESPECT TO CONSULTANTS AND [NVESTOR RELATIONS EMPLOYEES

a.

The maximum number of shares which may be reserved for issuance to Consultants under the Compensation Plan, including any grants under any employer stock option plans or options for services, shall be 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis)

b.

The maximum number of shares which may be reserved for issuance to Investor Relations Employees under the Compensation Plan, including any grants under any employer stock options plans or options for services, shall be 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

6. CESSATION OF PROVISION OF SERVICES

Subject to paragraph 7 below, if any grantee who is a service provider shall cease to be a service provider for the Corporation for any reason (whether or not for cause), any common shares granted, but not yet vested to the grantee will not vest to the grantee, but instead will return to the Compensation Plan and be once again available for grant by the Corporation, except in the case as provided in paragraph 7 below.

7. DEATH OF GRANTEE

In the event of the death of a grantee prior to the vesting of all common shares granted under the Compensation Plan, all unvested common shares shall immediately vest.

8. NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF COMMON SHARES GRANTED BUT NOT YET VESTED

A common share granted under the Compensation Plan, which has not yet vested to the grantee, shall be non-assignable and non-transferable by a grantee otherwise than by will or by laws of descent and distribution.

9. ADJUSTMENTS IN SHARES SUBJECT TO COMPENSATION PLAN

The aggregate number and kind of shares available under the Compensation Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation.

10. AMENDMENT AND TERMINATION OF THE COMPENSATION PLAN

(a) Board and requisite shareholder and regulatory approval shall be required for any of the following amendments to be made to the Compensation Plan:

(i)

any amendment to the number of securities issuable under the Compensation Plan, including, to the extent applicable, an increase to a fixed number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage;

(ii)

any change to the definition of “service provider” which would have the potential of broadening or increasing insider participation;

(iii) the addition of any form of financial assistance;

(iv) any amendment to a financial assistance provision which is more favourable to participants;

(v)

the discontinuance of the Compensation Plan; and

(vi)

any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide, additional benefits to service providers, especially insiders of the Corporation, at the expense of the Corporation and its existing shareholders.

(b) The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Compensation Plan that are not of the type contemplated in (a) above including, without limitation:

(ix) amendments of a “housekeeping” nature; and

(x)

a change to the vesting provisions of a security or the Compensation Plan.

11. EFFECTIVE DATE OF THE COMPENSATION PLAN

The Compensation Plan becomes effective on the latest of: (a) the date of its approval by a majority of the directors of the Corporation; (b) the date of its approval by a majority of the Corporation’s unrelated directors; and (c) the date of its approval by the shareholders of the Corporation.

12. EVIDENCE OF COMMON SHARES

Each common share granted under the Compensation Plan shall be embodied in a written agreement between the Corporation and the grantee which shall give effect to the provisions of the Compensation Plan.

13. VESTING RESTRICTIONS

Common shares issued under the Compensation Plan may vest at the discretion of the board of directors or Committee, as applicable, provided that the shares shall vest in accordance with the requirements of the Toronto Stock Exchange.

14. NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

If at any time when a common share granted under this Compensation Plan remains unvested with respect to any granted common shares:

c.

the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event; or

d.

a third party makes a bona fide formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event;

the Corporation shall notify the grantee in writing of such transaction, offer or proposal as soon as practicable and, provided that the board of directors or Committee, as applicable, has determined that no adjustment shall be made pursuant to section 12 hereof, the board of directors or Committee, as applicable, may choose to accelerate the vesting provisions of the grant of common shares.

For these purposes, an Acceleration Event means:

i.

the acquisition by any “offeror” (as defined in Part XX of the Securities Act (Ontario)) of beneficial ownership or more than 50% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise;

ii.

any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

iii.

any sale, lease exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Corporation; or

iv.

the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation.

15. RIGHTS PRIOR TO VESTING

A grantee shall have no rights whatsoever as a shareholder in respect of any of the common shares granted but not yet vested (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of those common shares that have vested.

16. GOVERNING LAW

This Compensation Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.